Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Announces Definitive Agreement to Acquire Estech

WEST CHESTER, Ohio – December 19, 2013 – AtriCure, Inc. (Nasdaq: ATRC), a leading Atrial Fibrillation (Afib) medical device provider, and Endoscopic Technologies, Inc. d/b/a Estech (“Estech”), today announced that they have entered into a definitive merger agreement under which AtriCure has agreed to acquire Estech for a cash-free, debt-free up-front payment of approximately 2.1 million shares or $34 million of AtriCure common stock and up to $26 million in additional consideration based on the achievement of certain revenue-based milestones. The transaction is subject to customary closing conditions and is expected to close in the next several weeks. AtriCure shareholder approval is not required.

Estech, a privately held company based in San Ramon, California, develops and markets a portfolio of innovative surgical ablation devices that enable physicians to perform a variety of traditional and minimally invasive procedures using Estech’s proprietary temperature controlled RF energy.

“Estech is an ideal strategic fit for AtriCure, as it expands our presence and reinforces our commitment to the atrial fibrillation market. The combination of the two companies enhances AtriCure’s leadership and intellectual property position across surgical ablation and epicardial left atrial appendage (LAA) closure and accelerates the availability of broader surgical ablation offerings through the combination of Estech’s sales and marketing and R&D capabilities worldwide under the AtriCure umbrella,” said Mike Carrel, President and Chief Executive Officer of AtriCure.

Mr. Carrel continued, “This acquisition demonstrates our commitment to providing the most robust suite of products and solutions for our physician customers to treat the broadest set of patients suffering from Afib and Afib-related complications. Afib remains a large and growing market. Our ongoing investments in R&D, physician education and training, clinical science and commercial execution are major steps to capitalize on this market opportunity.”

“Estech’s innovative surgical ablation portfolio is an excellent fit into AtriCure’s market leading portfolio. Estech’s customers will be very well served by AtriCure’s strong global sales and training presence and demonstrated long-term commitment to Atrial Fibrillation and LAA management,” said John Pavlidis, President and Chief Executive officer of Estech.

AtriCure expects that the transaction will increase sales and marketing expense as well as research and development expenditures in order to accelerate clinical development and commercial sales of the combined product portfolio. While these expenses will increase on absolute dollar basis, AtriCure expects these expenses to decrease as a percentage of sales beginning in 2015. AtriCure expects the transaction to be dilutive to earnings in 2014 and accretive in 2015 and beyond.

Advisors

Piper Jaffray is acting as exclusive financial advisor, and Keating Muething & Klekamp PLL is serving as legal counsel, to AtriCure. Leerink Swann is acting as exclusive financial advisor, and DLA Piper LLP is serving as legal counsel, to Estech.

About Estech

Estech develops and markets a portfolio of innovative medical devices that enable cardiac surgeons to perform a variety of surgical procedures, while specializing in minimally invasive and hybrid ablation. The company’s COBRA line comprises a number of first-ever ablation technologies invented, developed, and brought exclusively to market by Estech. These include temperature-controlled RF energy delivery, Versapolar™ devices that provide both bipolar and monopolar energy, suction-applied tissue contact, and internally-cooled devices which provide superior ablation performance compared to other ablation systems. For more information, please visit www.estech.com.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely implanted device for LAA management worldwide. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 5.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

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